Attachment to Certificate of Designation

Series C Convertible Preferred Stock, $0.001 par value per share

PRB Gas Transportation Inc.

1.1

Definitions.  For purposes of this resolution, the following definitions shall apply:

(a)

"Board" shall mean the Board of Directors of the Company.

(b)

"Common Stock" shall mean the Company's Common Stock, $.001 par value per share.

(c)

"Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(d)

"Distribution" shall mean the transfer of cash or property by the Company to one or more of its shareholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock), but not including Permitted Repurchases (as defined below).

(e)

"Original Issue Date" shall mean the date on which the first share of Series C Stock is issued by the Company.

(f)

"Original Issue Price" shall mean $3.00 per share for the Series C Stock.

(g)

"Permitted Repurchases" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary, which shares are subject to  agreements under which the Company has the option or obligation to repurchase such shares: (i) at not greater than the fair market value thereof (determined by or in a manner approved by the Board, upon the occurrence of certain events, such as the termination of employment or services); or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

(h)

“Preferred Stock” shall mean the Series A Stock, Series B Stock and Series C Stock.

(i)

"Series A Stock" shall mean the Company's Series A Convertible Preferred Stock, $.001 par value per share.

(j)

"Series B Stock" shall mean the Company's Series B Convertible Preferred Stock, $.001 par value per share.

(k)

"Series C Stock" shall mean the Company's Series C Convertible Preferred Stock, $.001 par value per share.

(l)

"Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

1.2

Dividend Rights.   T he Series C Preferred Stock has no dividend rights ..

1.3

Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

(a)

Liquidation Preferences.  The holders of each share of Series C Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, following the payment of the liquidation preference of the Series A and B Stock and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series C Stock.  If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of Series C Stock of their full preferential amounts described in this Section 1.3(a), then the Available Funds and Assets shall be distributed ratably among the holders of Series C Stock in proportion to the amount of such stock owned by each such holder.

(b)

Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series C Stock of their full preferential amounts described above in this Section 1.3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, each holder of shares of Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 1.5.

(c)

Merger or Sale of Assets.  A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of record of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving Corporation of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution, or winding up of the Company as those terms are used in this Section 1.3.

(d)

Non-Cash Consideration.  If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i)

The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A)

if the securities are then traded on a national securities exchange or the NASDAQ NM (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B)

if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

(C)

if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(ii)

      The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (d)(A),(B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

1.4

Voting Rights.

(a)

Series C Stock.  Each holder of shares of Series C Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series C Stock could be converted pursuant to the provisions of Section 1.5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

(b)

General.  Subject to the provisions of this Section 1.4(b), each holder of Series C Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Series A Stock and Series B Stock. and the holders of Common Stock as a single voting group, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate voting groups.

1.5

Conversion Rights.  The issued and outstanding shares of Series C Stock shall be convertible into Common Stock as follows:

(a)

Optional Conversion.

(i)

At the option of the holder thereof, each share of Series C Stock shall be convertible into fully paid and nonassessable shares of Common Stock as provided herein.

(ii)

Each holder of Series C Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series C Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series C Stock being converted.  Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series C Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b)

No Mandatory or Automatic Conversion.  The shares of Series C Stock shall not be subject to mandatory or automatic conversion.

(c)

Conversion Ratio.  Subject to the terms and conditions set forth herein, each share of Series C Stock shall be convertible into one share of Common Stock.  The initial Conversion Price for the Series C Stock shall be the Original Issue Price.  The Conversion Ratio of the Series C Stock shall be subject to adjustment from time to time as provided below.

(d)

Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series C Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock issuable on conversion of any shares of the Series C Stock shall be increased or decreased, as the case may be,  in proportion to the increase or decrease in outstanding shares immediately following the Common Stock Event.  The Conversion Price for the Series C Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term "Common Stock Event" shall mean (x) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e)

Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series C Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the number of securities of the Company which they would have received had their Series C Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1.5 with respect to the rights of the holders of the Series C Stock or with respect to such other securities by their terms.

(f)

Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series C Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.5), then in any such event each holder of Series C Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g)

Sale of Shares Below Conversion Price.

(i)

Adjustment Formula.  If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 1.5(g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 1.5(d), a dividend or distribution as provided in Section 1.5(e) or a recapitalization, reclassification or other change as provided in Section 1.5(f), for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series C Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for the Series C Stock shall be reduced, as of the close of business on the date of such issue or sale, to the Effective Price at which such Additional Shares of Common Stock are so issued or sold.

(ii)

Certain Definitions.  For the purpose of making any adjustment required under this Section 1.5(g):

(A)

"Additional Shares of Common Stock" shall mean all shares of Common Stock and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than shares of Common Stock issued or issuable upon conversion of Series C Stock or shares issued or issuable in a public offering or warrants or rights granted to underwriters in connection therewith;

(B)

The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (y) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (z) if Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock or Convertible Securities.

(C)

"Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(D)

The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 1.5(g), into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 1.5(g), for the issue of such Additional Shares of Common Stock.

(E)

A "Qualifying Option Issuance"  shall mean an issuance by the Company of options to acquire shares of Common Stock or shares of Common Stock upon the exercise of options (x) outstanding as of the Original Issue Date or (y) granted pursuant to an Employee Stock Option Plan adopted by the Company in accordance with the Articles of Incorporation and Bylaws of the Company, where the per share exercise price of all options issued pursuant to this clause (y) is not less than the greater of (1) the fair market per share value of the shares subject to such options measured as of the date of grant of such options as determined by the Board in its good faith business judgment, or (2) the Original Issue Price.

(iii)

Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price of the Series C Stock required under this Section 1.5(g), if the Company issues or sells any Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Original Issue Price, then the Company shall be deemed to have issued, at the time of the issuance of such Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock then issuable upon exchange or conversion of such Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities plus the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(A)

if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(B)

if the minimum amount of consideration payable to the Company upon the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(C)

if the minimum amount of consideration payable to the Company upon the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the conversion or exchange of such Convertible Securities.

No further adjustments, adjusted upon the issuance of such Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the conversion or exchange of any such Convertible Securities.

(h)

Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the Series C Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each record holder of the Series C Stock at the holder's address as shown in the Company's books.

(i)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series C Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall, at the Company's option: (x) pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion, or (y) round up to the nearest whole share of Common Stock to be issued upon any such conversion.

(j)

Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k)

Notices.  Any notice required by the provisions of this Section 1.5 to be given to the holders of shares of the Series C Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

(l)

No Impairment.  The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

1.6

Miscellaneous

(a)

No Reissuance of Series C Stock.  No share or shares of Series C Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

(b)

Consent to Certain Transactions.  Each holder of shares of Series C Stock shall, by virtue of its acceptance of a stock certificate evidencing Series C Stock, be deemed to have consented, to all Permitted Repurchases.